EXHIBIT 99.1

Rush Enterprises, Inc. Reports Record Results

Year to Date Net Income Increases 32 Percent On a Revenue Increase of 26 Percent

SAN ANTONIO, Texas, Feb. 13, 2007 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the fourth quarter and year ended December 31, 2006.

For the year ended December 31, 2006, the Company's gross revenues totaled $2.4 billion, a 26% increase compared to gross revenues of $1.9 billion reported in 2005. Net income was $58.8 million or $2.33 per diluted share, a 32% increase over net income of $44.6 million or $1.79 per diluted share in 2005.

In the fourth quarter, the Company's gross revenues totaled $632.1 million, a 23% increase from gross revenues of $515.5 million reported for the quarter ended December 31, 2005. Net income was $15.9 million, or $0.63 per diluted share, during the fourth quarter of 2006, compared to $12.6 million, or $0.50 per diluted share, in the fourth quarter of 2005.

The Company began recording stock option expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R. This non-cash expense totaled $2.6 million ($1.7 million after tax or $0.07 per diluted share) for the year ended December 31 2006 and $361,000 ($226,000 after tax or $0.01 per diluted share) in the fourth quarter of 2006.

The Company's truck segment recorded revenues of $2.3 billion in 2006, compared to $1.8 billion in 2005. Overall, the company sold 20,497 new and used trucks in 2006, a 24% increase compared to 16,595 new and used trucks sold in 2005. The Company delivered 11,799 new heavy-duty trucks, 4,693 new medium-duty trucks and 4,005 used trucks during 2006, compared to 10,111 new heavy-duty trucks, 2,807 new medium-duty trucks and 3,677 used trucks in 2005. Parts, service and body shop sales increased from $343.7 million in 2005 to $411.6 million in 2006.

The Company's truck segment recorded revenues of $607.6 million in the fourth quarter of 2006, compared to $494.7 million in the fourth quarter of 2005. The Company delivered 3,293 new heavy-duty trucks, 1,508 new medium-duty trucks and 994 used trucks during the fourth quarter of 2006, compared to 2,809 new heavy-duty trucks, 831 new medium-duty trucks and 933 used trucks in the fourth quarter of 2005. Parts, service and body shop sales increased from $90.2 million in the fourth quarter of 2005 to $103.7 million in the fourth quarter of 2006.

The Company's construction equipment segment recorded revenues of $77.8 million in 2006, compared to $57.7 million in 2005. The construction equipment segment recorded revenues of $18.0 million in the fourth quarter of 2006, compared to $15.9 million in the fourth quarter of 2005.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, "I am pleased to announce that Rush Enterprises achieved another record year, for the third year running. Gross revenue well exceeded the $2 billion mark for the first time in the company's history, and net income reached record levels as well. Our performance in 2006 can be attributed to a particularly strong year in new and used Class 8 truck sales, significant growth in our medium-duty truck business, improved absorption, expansion of our finance and insurance businesses, increased penetration in niche markets such as the refuse and crane markets and market share growth in our equipment business."

Mr. Rush added, "New emissions standards governing diesel engines went into effect on January 1, 2007 and are expected to cause class 8 truck sales to decrease 40% or more compared to 2006. We believe our first quarter class 8 truck deliveries will remain strong compared to the first quarter of 2006, due to the continued high demand for trucks with engines built before the new emissions standards took effect. Class 8 truck deliveries will decrease in the second and third quarters as the industry transitions into the new engines. We anticipate the class 8 truck deliveries will begin to rebound in the fourth quarter of 2007. We expect strong class 8 markets in 2008 and 2009 as customers purchase trucks in advance of even more stringent diesel engine emissions standards that will go into effect in 2010."

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, "We have known that there would be a sharp decline in the class 8 truck market in 2007 for many years. We have implemented changes throughout our organization in the last few years to put Rush Enterprises into the best possible position entering 2007. Most importantly, we have added medium-duty franchises across our dealer network in the past few years. Although industry experts expect medium-duty truck sales to decrease approximately 15% in 2007, we expect to increase our medium-duty truck sales in 2007 as this important facet of our business continues to mature. We also made every effort to have the best possible truck inventory going into 2007. We deliberately increased our inventory of trucks with engines built before the new emissions standards went into effect. We entered this year with sufficient levels of these highly preferred trucks in stock to soften the impact of the expected market slowdown."

Rusty Rush added, "As always, we remain focused on increasing our absorption rate. For the year ended December 31, 2006, the Company's absorption rate was 105.2% compared to 100.4% for 2005. The Company's absorption rate increased to 105.9% in the fourth quarter of 2006, from 99.2% in the fourth quarter of 2005. We expect to maintain or slightly increase our absorption rate in 2007, despite the decrease in truck sales, while keeping our eye on our previously stated goal of achieving an absorption rate of 110% by 2008."

Rusty Rush concluded, "By continuing to increase our medium-duty truck sales, amassing a large inventory of trucks with engines built before the new emissions standards went into effect and remaining focused on increasing our absorption rate, we believe we are prepared to soften the earnings impact that will result from fewer trucks being sold in 2007."

Conference Call Info.

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year ended December 31, 2006 on Tuesday, February 13, 2007 at 2 p.m. EST/ 1 p.m. CST. Earnings will be reported on Tuesday, February 13, 2007 before open of market. The call can be heard live by dialing 800-289-0533 (US) or 913-981-5525 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm. For those cannot listen to the live broadcast, the webcast will be available until April 17, 2007 at the above link and the audio replay will be available until April 17, 2007, by dialing 888-203-1112 (US) or 719-457-0820 (International) and entering the replay pass code 1729940.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, projections regarding the Company's absorption rates, growth of the Company's medium-duty market, ability to properly manage inventories, the Company's prospects and anticipated results for 2007 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

              RUSH ENTERPRISES, INC. AND SUBSIDIARIES

                  CONSOLIDATED BALANCE SHEETS

         (In Thousands, Except Shares and Per Share Amounts)

                                                  December 31,
                                              2006             2005
                                          ----------        ----------
 Assets                                   (Unaudited)
 Current assets:
  Cash and cash equivalents               $  161,558        $  133,069
  Accounts receivable, net                    74,441            63,473
  Inventories                                484,696           338,212
  Prepaid expenses and other                   2,128             1,829
  Deferred income taxes, net                   7,496             3,856
                                          ----------        ----------
    Total current assets                     730,319           540,439

 Property and equipment, net                 278,690           196,161

 Goodwill, net                               117,071           100,725

 Other assets, net                             2,330             2,909
                                          ----------        ----------

 Total assets                             $1,128,410        $  840,234
                                          ==========        ==========

 Liabilities and shareholders'
  equity
 Current liabilities:
  Floor plan notes payable                $  446,354        $  315,985
  Current maturities of long-term
   debt                                       25,999            18,807
  Current maturities of capital
   lease obligations                           2,933             2,277
  Advances outstanding under
   lines of credit                                --             2,755
  Trade accounts payable                      37,449            23,327
  Accrued expenses                            61,287            51,151
                                          ----------        ----------
    Total current liabilities                574,022           414,302

 Long-term debt, net of current
  maturities                                 166,125           114,345
 Capital lease obligations, net
  of current maturities                       14,799            14,628
 Deferred income taxes, net                   33,856            23,339

 Shareholders' equity:
  Preferred stock, par value $.01
   per share; 1,000,000 shares
   authorized; 0 shares
   outstanding in 2006 and 2005                 --                --
  Common stock, par value $.01
   per share; 40,000,000 class A
   shares and 10,000,000 class B
   shares  authorized;  17,069,494
   class A  shares  and  8,072,226
   class B shares outstanding  in
   2006;  16,770,060  class A
   shares and 7,895,863 class B
   shares outstanding in 2005                    251               247
  Additional paid-in capital                 169,801           162,603
  Retained earnings                          169,556           110,770
                                          ----------        ----------

    Total shareholders' equity               339,608           273,620
                                          ----------        ----------
 Total liabilities and
  shareholders' equity                    $1,128,410        $  840,234
                                          ==========        ==========

                  RUSH ENTERPRISES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In Thousands, Except Per Share Amounts)
                                (Unaudited)

                         Three months ended         Year ended
                            December 31,            December 31,
                       --------------------   ------------------------
                          2006       2005        2006        2005
                       ---------   --------   ----------  ------------
 Revenues:
  New and used
   truck sales          $489,073   $392,079   $1,780,418   $1,400,736
  Parts and
   service               110,925     96,483      441,424      365,908
  Construction
   equipment sales        13,466     11,809       59,545       41,692
  Lease and rental        11,230      9,150       41,776       33,975
  Finance and
   insurance               5,410      3,864       19,197       15,356
  Other                    2,026      2,098        8,163        7,103
                        --------   --------   ----------   ----------

   Total revenue         632,130    515,483    2,350,523    1,864,770

 Cost of products sold:
  New and used
   truck sales           455,235    366,532    1,652,913    1,304,290
  Parts and service       66,124     57,647      259,801      215,419
  Construction
   equipment sales        11,593     10,605       52,527       36,509
  Lease and rental         9,109      7,063       32,615       25,860
                        --------   --------   ----------   ----------
   Total cost of
    products sold        542,061    441,847    1,997,856    1,582,078
                        --------   --------   ----------   ----------

 Gross profit             90,069     73,636      352,667      282,692

 Selling,
  general and
  administrative          56,738     47,583      230,056      188,667

 Depreciation and
  amortization             3,522      2,800       12,889       10,487
                        --------   --------   ----------   ----------

 Operating income         29,809     23,253      109,722       83,538

 Interest expense,
  net                      4,419      3,552       15,718       12,895

 Gain on sale of
  assets                      97         40           54          495
                        --------   --------   ----------   ----------

 Income before taxes      25,487     19,741       94,058       71,138

 Provision for
  income taxes             9,558      7,189       35,272       26,513
                        --------   --------   ----------   ----------

 Net income             $ 15,929   $ 12,552   $   58,786   $   44,625
                        ========   ========   ==========   ==========

 Earnings per share:
  Earnings per common
   share - Basic        $    .63   $    .51   $     2.35   $     1.84
                        ========   ========   ==========   ==========
  Earnings per common
   share - Diluted      $    .63   $    .50   $     2.33   $     1.79
                        ========   ========   ==========   ==========

 Weighted average
  shares outstanding:
    Basic                 25,125     24,504       24,984       24,202
                        ========   ========   ==========   ==========
    Diluted               25,326     25,126       25,260       24,957
                        ========   ========   ==========   ==========

CONTACT:  Rush Enterprises Inc.
          Martin A. Naegelin, Jr.
          (830) 626-5230